                                                                   EXHIBIT 10.4


                                                                  CONFORMED COPY

                                                                    22 July 1995

1.       INTRODUCTION

         1.1 This is a letter of agreement in relation to Wired UK (registered no. 2972399) ("the Company") between the parties listed on pages 21 to 22 of this letter. Various definitions used in this letter are contained in paragraph 19.

         1.2 The Company wishes to cancel one of its 'A' Shares by acquiring that share. Wired Investments and Wired New York wish to acquire the remaining 'A' Shares in the proportions of 48 and one respectively.

2.       SALE AND PURCHASE

         2.1 Guardian Investments agrees to sell with full title guarantee and the Purchasers (in the proportions of 48 Shares to Wired Investments, one Share to Wired New York and one Share to the Company) agree to buy the Shares and each right attaching to the Shares at or after the date of this Agreement.

         2.2      The purchase price of the Shares is (pound sterling)50.

         2.3 Guardian Investments covenants to the Purchasers that it is the only legal and only beneficial owner of the Shares, that there is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the Shares and that no person has claimed to be entitled to an Encumbrance in relation to any of the Shares.

3.       COMPLETION

         Completion of this agreement ("Completion") will take place immediately after its signing when all of the following will take place:-

         3.1 The Guardian will deliver to Wired Investments the following documents:-

                  (a) a transfer of 48 of the Shares to Wired Investments, a transfer of one of the Shares to Wired New York and a transfer of one of the Shares to the Company in each case duly executed on behalf of Guardian Investments (the "Share Transfers") and the share certificate (or duly executed indemnity in respect of any lost share certificate) for the Shares:

                  (b) duly executed resignations in the agreed form from David Brook, Anthony Ageh and Paul Naismith as directors of the Company and of Wired




                                       1.


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                           Limited and from Julian Turner as secretary of the
                           Company and of Wired Limited;

                  (c)      (i)      confirmation that the Guardian has paid
                                    (pound sterling)297,554 to the Company
                                    immediately prior to signature of this
                                    Agreement ("the Pre Agreement Payment"):

                           (ii) confirmation from Lovell White Durrant that it is holding (pound sterling)350,000 in its client account to the order of the Company;

                  (d) a copy of the Loan Note and of the Guarantee duly executed on behalf of the Guardian: and

                  (e) each register, minute book and other book required to be kept by the Company and Wired Limited under the Companies Act made up to the date of Completion and each certificate of incorporation and certificate of incorporation on change of name for the Company and Wired Limited.

         3.2 Wired Investments, Wired New York and the Company will deliver to the Guardian (pound sterling)50 in consideration for the Shares.

         3.3 The Purchasers will countersign the appropriate Share Transfers as transferees.

         3.4      The Company and/or Wired Ventures will deliver to the
                  Guardian:

                  (a) a copy of the Loan Note duly executed on behalf of the Company and Wired Ventures and a copy of the Guarantee duly executed on behalf of Wired Ventures: the consideration for the Loan Note and the Guarantee will be:

                           (i) in respect of tranche A of the Loan Note and the respective part of the Guarantee, payment by the Guardian of (pound sterling) 350,000 under clause 3.1(c)(ii):

                           (ii) in respect of tranche B of the Loan Note and the respective part of the Guarantee, the Pre Agreement Payment, the assumption of liabilities pursuant to clause 5 and the confirmation of debt position under clause 4; and

                  (b)      a copy of the duly executed Letter of Opinion; and

                  (c) (pound sterling)10.000 in respect of the payment pursuant to clause 3.7 hereof.






                                       2.


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         3.5      The Guardian and Wired Ventures will procure that:-

                  (a) a shareholders meeting of the Company is held at short notice at Completion to pass the resolutions in the agreed form with their consent to any variation of class rights:

                  (b) a board meeting of the Company is held at Completion at which the Share Transfers are both approved and (in the case of the transfers to Wired Investments and to Wired New York) registered and that the remaining one 'A' Share is cancelled.

         3.6 The Company will promptly file with the registrar of companies the forms required by section 288 of the Companies Act 1985 in respect of the resignations referred to in clause 3.1(b).

         3.7 Wired Investments will discontinue the High Court proceedings commenced by it against Wired UK and Guardian Investments under Action no. 1995 W No. 3839 including its application for interlocutory injunctive relief in those proceedings on terms that each party bears its own costs to date except that Wired Investments shall pay Guardian Investments (pound sterling)
                  10.000 on Completion in respect of its costs in respect of and incidental to Wired Investments' application for ex parte interlocutory relief against Wired UK on 26 June 1995.

         3.8.1 Wired Investments and/or Wired Ventures will use its best endeavours to procure a release by Michael Schrage of any claim he might have against the Company in relation to the publication of the article "Revolutionary Evolutionist" in the July/August 1995 UK edition of Wired ("the Publication").

         3.8.2 An authors fee of (pound sterling)1,500 payable by the Company to Michael Schrage in respect of the Publication will be deemed to be a liability arising by mason of an act or omission by or on behalf of the Company before Completion for which the Guardian is liable under clause 5.1: the Guardian will pay the Company (pound sterling)1,500 within 30 days of Completion in respect thereof and the Company will pay that mount to Michael Schrage as his authors fee.

         3.8.3 Any judgement for damages arising out of any claim by Michael Schrage in respect of the Publication (and any settlement of any such claim), together with the costs of defending any such claim, will be for the sole account of the Company (notwithstanding any other provisions in this letter, particularly clause 5.1), and the Guardian will not have any liability, nor any liability to reimburse the Company, in respect thereof (except as provided in clause 3.8.2 above). For the avoidance of doubt, this clause 3.8.3 is in substitution for the indemnity contained in its undertaking given on 26 June 1995 (and recorded in the Order made by Blackburne J on that day in Action No. 1995 W No. 3839) in relation to the Publication.





                                       3.


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         3.9      Guardian Investments will procure that the necessary
                  authorized signatories to the Company's bank account(s) sign the necessary documentation to change the authorized signatories in such manner as Wired Investments may request.

4.       GUARDIAN DEBTS

         4.1 The Guardian covenants to Wired Investments that the only sums due from the Company to any members of the Guardian Group (whether or not yet due and payable) ("the Guardian Debts") are accurately set out below:

                      AMOUNT                    BASIS OF DEBT

                      (pound sterling)497.554   capital loan due to Guardian
                                                Investments (including in
                                                respect of the Pre Agreement
                                                Payment)

                      (pound sterling)327,601   sum due to the Guardian in
                                                respect of intercompany loan
                                                accounts

         4.2 The Guardian Debts will in future be owed on the terms of the Loan Note. The Guardian (on behalf of all members of the Guardian Group) confirms that with effect from Completion there are no sums due from the Company to any members of the Guardian Group (whether or not yet due and payable) or any obligations to the Guardian Group on the part of the Company other than (i) (pound sterling)1.000,000 pursuant to the Loan Note or (ii) pursuant to other clauses of this Agreement.

5.       OTHER LIABILITIES

         5.1 The Guardian shall be responsible for, and shall duly and promptly (and in any event within 30 days of the date of this letter or, in the case of a subsequent claim, 30 days of notice of the claim) pay and discharge, all debts (other than the Guardian Debts) or other amounts payable by the Company and claims by third parties outstanding against the Company as at Completion or arising by reason of any act or omission by or on behalf of the Company on or before Completion including all outgoings and expenses of the Company (including without limitation, wages, commissions, accrued holiday pay, bonuses and other outgoings in respect of employees and all accommodation charges in respect of the Premises) in respect of the period ending on Completion.

         5.2 Without prejudice to clause 6.1(b). the Guardian shall indemnify the Company against all losses, liabilities and costs which the Company may incur arising out of, or as a consequence of, the ownership or operation of its business or any of its assets before Completion (including, without limitation, all losses, liabilities and costs incurred as a result of defending or settling any claim alleging any such liability).




                                       4.


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         5.3.1    The Guardian shall have not have any liability under clauses
                  5.1 or 5.2 in respect of:

                  (a)      the Loan Note:

                  (b)      any management fees payable under the Shareholders
                           Agreement:

                  (c)      any Excluded Matters;

                  (d) any non-performance after Completion by the Company of any of the Contracts the terms of which are set out in Appendix 10.1 except to the extent that liability results from breach or non-performance by the Company before Completion.

         5.3.2 The provisions of clause 5.5.12 will apply in relation to the Excluded Order (as defined in that clause).

         5.4 Outgoings, losses, liabilities, costs and expenses of the Company will be apportioned on the basis set out in clauses 5.1, 5.2 and 5.3 above. For the avoidance of doubt, liabilities of the Company (other than those which are the responsibility of the Guardian or the subject of an indemnity from the Guardian under clauses 5.1 or 5.2) are to be apportioned to the Company for these purposes. If there is any dispute as to apportionment which is not resolved by the Guardian and the Company within 30 days of the matter arising, the question will be put to an independent accountant (the "Expert") of not less than five years' standing. The Expert will be either as agreed between the Guardian and the Company or, in the absence of agreement within 14 days of the first suggestion by either of them to the other, shall be appointed by the President of the Royal Institute of Chartered Accountants. The costs of the Expert shall be met equally by the Guardian and the Company. The Expert shall act as an expert and not as an arbitrator; his determination shall be final and binding.

         5.5.1 The Pre Agreement Payment was calculated on the basis of the net current liability of the Company as shown by the Management Accounts and represents an estimate of the net current liability of the Company as at Completion. The following provisions of this clause 5.5 set out a mechanism for making adjusting payments where appropriate and are without prejudice to the generality of and do not limit clauses 5.1 to 5.4.

         5.5.2 To the extent that the Company does not receive (pound sterling)45,683 in respect of the "Trade Debtor - advertising" asset shown in the Management Accounts within 30 days of Completion. The Guardian will promptly pay to the Company the difference.

         5.5.3 To the extent that the Company does not receive (pound sterling)35,665 in respect of the "Trade Debtor" and "Trade Debtor - Newstrade" assets shown in the Management




                                       5.


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                  Accounts within 60 days of Completion, the Guardian will
                  promptly pay to the Company the difference.

         5.5.4 To the extent that the Company does not receive (pound sterling)72,087 in respect of the "VAT Repayable" asset shown in the Management Accounts within 60 days of Completion, the Guardian will promptly pay to the Company the difference.

         5.5.5 To the extent that the Company's reconciled cash at bank at Completion (excluding for the avoidance of doubt the mounts payable to the Company under clause 3.1) are greater or less than (pound sterling)29,092 the Guardian will promptly pay to the Company the deficiency and the Company will promptly pay to the Guardian the excess.

         5.5.6 Except to the extent to which the Company uses the newsprint represented by the Newsprint Stock asset in the Management Accounts in the September 1995 edition of Wired magazine (UK edition). The Guardian will promptly acquire such stock from the Company at the cost reflected in the Management Accounts (except to the extent that the Company wishes to retain such stock).

         5.5.7 The Company will notify the Guardian of any creditors it becomes aware of as at Completion which are not reflected in the Management Accounts (other than in respect of the Guardian Debts) and the Guardian will promptly discharge such debts on behalf of the Company or, at the Guardian's option, put the Company in funds to discharge such debts (in each case without creating any debt from the Company to the Guardian).

         5.5.8 To the extent the Guardian makes a payment to the Company under the provisions of this clause 5.5 in respect of a debt or VAT repayable, and the Company subsequently receives a payment or credit from a third party in respect of the debt or VAT repayable which was the subject of that payment by the Guardian, the Company will promptly reimburse the Guardian to the intent that the Company will not make a double recovery.

         5.5.9 The Company will apply any amounts it receives under this clause 5.5 and the Pre Agreement Payment to pay liabilities of the Company without undue delay.

        5.5.10 To the extent that the Company becomes aware of any debtors. VAT repayables or cash at bank as at Completion in excess of the amounts shown in the Management Accounts, or any creditors (other than in respect of the Guardian Debts) as at Completion being less than as shown in the Management Accounts, the Company will promptly pay such difference to the Guardian. It is not anticipated that any payments will be made for 30 days following Completion.

        5.5.11 If there is any dispute as to the amounts payable under this clause 5.5 which is not resolved by the Guardian and the Company within 30 days of the matter




                                       6.


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                  arising, the question will be put to an independent accountant
                  (the "Expert") of not less than five years' standing. The Expert will be either as greed between the Guardian and the Company or, in the absence of agreement within 14 days of the first suggestion by either of them to the other, shall be appointed by the President of the Royal Institute of Chartered Accountants. The costs of the Expert shall be met equally by the Guardian and the Company. The Expert shall act as an expert and not as an arbitrator; his determination shall be final and binding.

         5.5.12 For the avoidance of doubt the newsprint subject to the order ref. 35159090 placed with McNaughton Publishing Papers Ltd. by Guardian Newspapers dated 3005/95 for 40,000 kgs Kymexcote Matt 80 gsm. ("Excluded Order") is not provided for, and is not intended to be provided for, in the Management Accounts. The Company will have no rights under the Excluded Order and the Guardian will indemnify the Company in respect of all liabilities, costs and expenses in relation to the Excluded Order (unless the Company agrees in writing after Completion with the Guardian that it wishes to purchase the Excluded Order for its own benefit).

6.       SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

         6.1      (a)      With effect from Completion and subject to clause
                           6.1(b), the Subscription and Shareholders Agreement dated 5 October 1994 between the parties hereto other than Wired New York ("the Shareholders Agreement") and the Facility Letter related thereto from GML to the Company cease to have effect and the parties thereto are released from all obligations thereunder
                           (including without limitation all obligations thereunder (past. current or future) to pay management or other fees. For the avoidance of doubt, clause 20.2 of the Shareholders Agreement shall not have effect and is hereby terminated.

                  (b) Notwithstanding any provision to the contrary herein, each of the parties to the Shareholders Agreement shall remain liable for any breach of that agreement to the extent only that such breach causes any liability of any of the other parties thereto to any third party.

         6.2 Each of the parties confirms to each other that it is not aware of any claims or potential claims arising out of the Shareholders Agreement or the operations of the Company up to Completion other than the publication of material in the July/August 1995 of Wired magazine (UK edition) without due clearance of third party rights.

         6.3 Subject as provided in clause 6.1(b). This Agreement releases all claims and extinguishes all causes of action which the parties may have against each other arising out of or in connection with the Shareholders Agreement or the Joint Venture.




                                       7.

7.       WIRED UK

         It is the intention of the Company and Wired Ventures that the Company will continue producing Wired magazine (UK edition); the Company and Wired Ventures guarantee to the Guardian that the Company will publish separate September, October and November 1995 editions of Wired magazine (UK edition). The sole remedy for breach of this clause 7 shall be the early repayment of the Loan Note under clause 2.2 of the Loan Note.

8.       PREMISES

         8.1 The Company's occupation of its current premises ("the Premises") will cease as soon as satisfactory alternative arrangements can be met (and in any case not more than 2 months from Completion), pending which the Guardian will procure that the Company may continue to occupy the Premises free of charge and may continue to use free of charge all equipment (including, without limitation, telephones, photocopiers and computers) and facilities routinely needed to operate that equipment provided in the past by the Guardian Group to the Company: however the Company will meet the cost to the Guardian of providing such equipment and consumables including the cost of all telephone calls made by the Company after Completion.

         8.2 The Company hereby surrenders any existing tenancy, license or other rights in respect of the Premises in consideration of the Guardian Group allowing the Company to remain in occupation as licensee only of the Premises free of accommodation charges until 22 September 1995 at the latest when the Company will vacate the Premises at its own cost. During such occupation, and during its move from the Premises, the Company will not cause any damage to the Premises or any assets of the members of the Guardian Group on the Premises. The Company will consult with the Guardian in advance of taking any action which might reasonably be expected adversely to affect the Guardian's electrical, computer or other systems.

9.       ASSETS

         9.1      The Guardian covenants to Wired Investments that:-

                  (a) the Management Accounts as at 17 July 1995 in the agreed form show a reasonable view of the assets and liabilities of the Company as at 17 July 1995 and of the losses of the Company for the period ended on that date:

                  (b) since 17 July 1995 the business of the Company has been carried on in the ordinary and usual course without interruption, in the same manner as before and so as to maintain the business of the Company as a going concern:




                                       8.

                  (c) since 17 July 1995 there has been no material adverse change in the financial or trading position of the Company;

                  (d) since 17 July 1995 there has been no material change in the assets and liabilities shown in the said Management Accounts including (in particular but without limitation) work in progress, trade debts and customer prepayments:

                  (e) the assets of the Company include those listed on Appendix 9.1 except for the items in paragraph 1 of that Appendix which belong as otherwise indicated.

10.      CONTRACTS

         10.1 The Guardian covenants to the Company and Wired Investments that (so far as it is aware):

                  (a) true, complete and accurate details of each Contract are set out in Appendix 10.1 including, without limitation, the full terms of each material oral
                           Contract:

                  (b) there are no material contracts, undertakings, arrangements or engagements for the benefit of the Company which are not in the name of the Company except as set out in Appendix 10.1 and the arrangements for the Premises.

         10.2 "Contracts" means all contracts, undertakings. arrangements and engagements of the Company which are wholly or partly unperformed at the date of Completion including, without limitation, supply and distribution agreements, customer and supplier contracts, lease, hire and hire purchase agreements but excluding contracts of employment with any employees (any one of these being a "Contract").

11.      INTER GROUP TRANSACTIONS

         11.1 The Guardian covenants to Wired Investments that the full terms of all contracts. arrangements and transactions between the Company and members of the Guardian Group which are wholly or partially unperformed at the date hereof or were in force within the period of one month preceding today's date are set out in Appendix 11.1.

12.      PERSONNEL

         12.1 The Guardian covenants to the Company and Wired Investments that Appendix 12.1 contains an accurate list of all employees, secondees and consultants to the




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                  Company immediately prior to Completion ("Company personnel")
                  and in the case of the Requested Personnel of the terms of their employment, secondment or consultancy as the case may be including without limitation any commission arrangements and any agreements relating to the provision of cars.

         12.2 The Company, the Guardian and Wired Investments will each use all reasonable efforts to procure the transfer to the Guardian Group of the employment, secondment or consultancy of all Company personnel other than the Requested Personnel on and with effect from Completion. In the event that any such Company personnel do not agree to such transfer, the Company may, after notifying the Guardian, terminate any such employment, secondment or consultancy and the Guardian will indemnify the Company in respect of all costs, claims, expenses, damages, any tribunal or court awards and any redundancy payments ("Termination Costs") arising from any such termination. Notwithstanding the provisions of clause 5, the Guardian will be responsible for and will indemnify the Company in respect of all the costs of the employment. secondment and/or consultancy of all Company personnel (other than the Requested Personnel) in respect of the period after Completion.

         12.3 The Company, the Guardian and Wired Investments will each use all reasonable efforts to procure that the Requested Personnel agree to continue to work for the Company on substantially the same terms as currently Provided that, in the case of Ola Osomo and Denis Cassidy, the Guardian will have no obligation to use all reasonable efforts as aforesaid, but will not obstruct this process. The Guardian will employ, re-employ, hire or rehire as appropriate any Requested Personnel who by the earlier of the date on which the Company vacates the Premises or 31 August 1995 have, if they are employees of the Company, stated in writing to the Company that they are not willing to continue to work for the Company or, if they are not employees of the Company, have not stated in writing to the Company that they agree to work for the Company ("the Rejecting Employees"). If the employment of any Requested Personnel (other than a Rejecting Employee) terminates subsequent to the Cut Off Date, the Company will indemnify the Guardian Group in respect of all Termination Costs resulting from such employment (in respect of the period from the date of Completion) or its termination.

                  The "Cut-Off Date" is:

                  (a) in the case of employees of the Company, the earlier of the date on which the Company vacates the Premises or 31 August 1995 (the "Initial Date");

                  (b) in the case of non-employees of the Company, the date on which the relevant person states in writing to the Company that he or she agrees to work for the Company or the Initial Date, whichever is the earlier.




                                       10.

         12.4 The "Requested Personnel" are Dave Green, Denis Cassidy, Alexis Harvey, Craig Wilkie, Ian Soffe, Michelle Long, Ola Osomo, Matthew Gee.

13.      THE MARKS

         13.1 The Guardian on behalf of each member of the Guardian Group confirms that immediately following Completion no member of the Guardian Group will have has any interest whatsoever in the Marks, the Eire Mark and Other Marks (if any) or any right to use the name "Wired" except as permitted pursuant to clause 16 hereof. Terms defined in the Shareholders Agreement have the same meanings in this Clause 13.

14.      OPERATIONAL CONTROL

         14.1 For the avoidance of doubt it is hereby declared that, with effect from Completion, Wired Investments will obtain full, immediate, exclusive and irrevocable operational control of the Company which shall be entitled to do business with Wired Ventures and its related entities as it wishes. The Guardian will (and will procure that the other members of the Guardian Group will) promptly pass on to the Company any enquiries relating to the Company or its business. The Guardian will not (and will procure that its employees and officers and those of the other members of the Guardian Group will not) misrepresent its association with the Company. The Company and Wired Ventures will not (and will procure that their employees and officers will not) misrepresent their association with the Guardian Group.

15.    CONFIDENTIALITY

         15.1 Following the execution of this Agreement each of the parties shall:

         15.1.1   keep the Relevant Confidential Information confidential;

         15.1.2 not disclose the Relevant Confidential Information to any other person other than with the prior written consent of the Guardian (in the case of proposed disclosure by the Company, Wired Investments, Wired Ventures and Wired New York) or of Wired Ventures (in the case of proposed disclosure by members of the Guardian Group):

         15.1.3   not use the Relevant Confidential Information for any purpose.

         15.2 The obligations contained in Clause 15.1 shall not apply to any Relevant Confidential Information which:






                                       11.

         15.2.1 at the date of this Agreement or at any time after the date of this Agreement comes into the public domain other than through breach of this Agreement by the Receiving Party:

         15.2.2 can be shown by the Receiving Party to the reasonable satisfaction of the Disclosing Party to have been known to the Receiving Party prior to it being disclosed by the Disclosing Party to the Receiving Party; or

         15.2.3 subsequently comes lawfully into the possession of the Receiving Party from a third party.

         15.3 Disclosure of any Relevant Confidential Information to any professional adviser is permitted for the purpose of advising the Receiving Party on terms that this clause 15 shall apply to any use or disclosure by the professional adviser.

         15.4     For the purposes of this clause:

                  (i) "Relevant Confidential Information" in relation to the obligation of the Guardian Group under this clause 15 means all information not at present in the public domain used in or otherwise relating to the business or customers or financial or other affairs of the Company, Wired Investments, Wired Ventures, and/or Wired New York including, without limitation, the Wired Balance Sheet and all information relating to the structure of the "Wired" group.

                  (ii) "Relevant Confidential Information" in relation to the obligations of the Company, Wired Investments, Wired Ventures and Wired New York under this clause 15 or clause 17 means all information not at present in the public domain used in or otherwise relating to the business or customers or financial or other affairs of the Guardian Group.

                  (iii) The "Receiving Party" is the party under the obligation and the "Disclosing Party" is the party having the benefit of the obligation.

                           For the purposes of this clause 15 and clause 16, there shall be deemed to be two parties one party shall consist of members of the Guardian Group; the other shall consist of the Company, Wired Investments, Wired Ventures and Wired New York.

16.     ANNOUNCEMENTS

        16.1 Subject to clause 16.2, neither party may make or send a public announcement, statement, communication or circular concerning the transactions referred to in this Agreement, the Joint Venture, the termination of the Joint Venture or any litigation or threatened litigation in relation thereto unless it has first obtained the




                                       12.

                  other party's written consent, which may not be unreasonably withheld or delayed.

         16.2 Clause 16.1 does not apply to a public announcement, statement, communication or circular:-

                  (a) if it is required by law or applicable regulation provided that the party required to make or send it will, if practicable, first consult and take into account the reasonable requirements of the other party; or

                  (b) if it is consistent with the facts and phrasing in the announcement or the questions and answers each in the agreed form.

17.     FURTHER ASSURANCE

         17.1 Each party shall (at its cost) do and execute, or arrange for the doing and executing of, each necessary act, document and thing reasonably within its power to implement this Agreement.

         17.2     The Guardian shall procure that each member of the Guardian
                  Group :-

                  (a) promptly provides to the Company on request all information it has regarding the business and/or finances of the Company; and

                  (b) promptly delivers to the Company all documents, records or other assets belonging to the Company including without limitation personnel records, contracts, editorial information, accounting records, original art acquired by the Company in print or electronic form and correspondence in relation to copyrights and trademarks.

        17.3 The Company will promptly provide to the Guardian all information it has which the Guardian reasonably requires to comply with the Guardian's legal and regulatory obligations (including without limitation in respect of tax and accounting matters) and any information it requires to perform its obligations under clause 12 of this Agreement.

        17.4 In particular, without limiting the provisions of clauses 17.1 and 17.2 above, the Guardian will procure that the relevant members of the Guardian Group make available to the Company free of charge on request by the Company:

                  (a) access to any of the Company's existing accounting systems for the period during which the Company continues to occupy the Premises including detailed trial balances and all transactions records for each account;




                                       13.

                  (b) the complete database in relation to advertising contacts and contracts of the Company;

                  (c) full details of subscribers in relation to Wired magazine (UK edition) including all correspondence and current addresses;

                  (d) copies of all electronic files of the Company to the extent known and identified in the future;

                  and the Guardian will procure that all editorial information in respect of the Company in the possession of the Guardian is made available to the Company in its current form and will use all reasonable efforts to procure that all information currently (or during the week leading up to Completion) on computers used by the Company remains on such computers and available to the Company (other than Relevant Confidential Information relating to the Guardian Group or personal information belonging to employees and not to the Company or relating to its business).

18.     GENERAL

         18.1 This Agreement and any document referred to in this Agreement constitute the entire agreement, and supersede any previous agreements between the parties relating to the subject matter of this Agreement. No party hereto has relied upon any representation, warranty or covenant in entering into this Agreement save as expressly set out herein or in the Loan Note or in the Guarantee.

         18.2 A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party.

         18.3 Except to the extent that they have been performed the covenants and obligations contained in this Agreement remain in force after Completion.

         18.4 A party may not assign or transfer or purport to assign or transfer a right or obligation under this Agreement without having first obtained the other relevant parties' written consent, which may not be unreasonably withheld or delayed.

         18.5 The parties hereby waive all pre-emption rights in relation to the Share Transfers whether arising out of the Articles of Association of the Company, the Shareholders Agreement or otherwise.

         18.6 Except where this Agreement provides otherwise. each party shall pay its own costs relating to the negotiation, preparation, execution and performance by it of this Agreement and of each document referred to in it.




                                       14.

         18.7 The Guardian covenants to Wired Investments and the Company that:

                  (a) Since its incorporation, Wired Limited has not traded or incurred any liability or entered into any contract, arrangement or commitment and no shareholders or directors resolutions have been passed other than as set out in Appendix 18.7.

                  (b) The issued share capital of Wired Limited is (pound sterling)2, comprising 2 Ordinary Shares of (pound sterling)1 registered in the name of and beneficially owned by the Company free from any Encumbrance.

                  (c) The particulars of the directors, secretary and registered office of Wired Limited in Appendix 18.7 are true, complete and accurate.

         18.8.1 The Guardian shall be under no liability whatsoever in respect of any breach or non-fulfillment of any of the Guardian Covenants unless one or both of the Purchasers has served on the Guardian a written notice on or before the date being one year from the date hereof giving reasonable details of the breach or non-fulfillment including if practicable an estimate of the amount of the liability of the Guardian in respect thereof and has issued and served proceedings in respect of each such breach or non-fulfillment within six months of the date of such written notice.

         18.8.2 The Guardian shall not be liable in respect of any individual claim for breach of the Guardian Covenants unless such claim individually exceeds (pound sterling)100.

         18.8.3 The Guardian shall not be liable in respect of a breach of a Guardian Covenant unless and until the amount that would otherwise be recoverable from the Guardian (but for this paragraph 18.8.3) in respect of that breach, when aggregated with any other amount or amounts recoverable in respect of other breach of a Guardian Covenant, exceeds (pound sterling) 25,000 in which event the Guardian will be liable for the excess over (pound sterling)12.500.

         18.8.4 The aggregate amount of the liability of the Guardian in respect of any breach or breaches of the Guardian Covenants shall be limited to and in no event exceed (pound sterling) 100,000.

         18.8.5 The Guardian shall have no liability in respect of breach of any Guardian Covenant to the extent that such breach arises from an Excluded Matter.

         18.9     Wired Ventures covenants to the Guardian that:

                  (a) the Wired Balance Sheet shows a reasonable view of the assets and liabilities of Wired Ventures as at 31 December 1994 and of the deficit of Wired Ventures for the period ended on that date;




                                       15.

                  (b) since 31 December 1994 the business of Wired Ventures has been carried on in the ordinary and usual course without interruption, in the same manner as before and so as to maintain the business of Wired Ventures as a going concern;

                  (c) since 31 December 1994 there has been no material adverse change in the financial or trading position of Wired Ventures;

                  (d) since 31 December 1994 there has been no material change in the assets and liabilities shown in the Wired Balance Sheet other than in the normal course of business and its projections of growth:

                  (e) the Wired Corporate Structure is true and accurate and fairly reflects the relevant group structure:

                  (f)      there are no Excluded Matters.

         18.10.1 Wired Ventures shall be under no liability whatsoever in respect of any breach or non-fulfillment of any of the Wired Covenants unless a member of the Guardian Group has served on Wired Ventures a written notice on or before the date being one year from the date hereof giving reasonable details of the breach or non-fulfillment including if practicable an estimate of the mount of the liability of Wired Ventures in respect thereof and has issued and served proceedings in respect of each such breach or non-fulfillment within six months of the date of such written notice.

         18.10.2 Wired Ventures shall not be liable in respect of any individual claim for breach of the Wired Covenants unless such claim individually exceeds (pound sterling)100.

         18.10.3 Wired Ventures is not liable in respect of a breach of a Wired Covenant unless and until the mount that would otherwise be recoverable from Wired Ventures (but for this paragraph 18.10.3) in respect of that breach, when aggregated with any other amount or amounts recoverable in respect of other breaches of a Wired Covenant, exceeds (pound sterling)25.000 in which event Wired Ventures will be liable for the excess over (pound sterling)12,500.

         18.10.4 The aggregate amount of the liability of Wired Ventures in respect of any breach or breaches of the Wired Covenants shall be limited to and in no event exceed (pound sterling)100,000.

         18.11 Wired Ventures will procure that the registered offices of the Company and of Wired Limited are changed from 119 Farringdon Road and 12 Masons Avenue respectively not later than the earlier of the expiry of two months from the date hereof or the date on which the Company moves from the Premises.




                                       16.

         18.12.1 It is the intention of Wired Ventures to create other editions of Wired Magazine in Continental Europe and to raise capital to do so, and to encourage the participation of the Guardian in such business ventures.

         18.12.2 In the event that Wired Ventures establishes (an "Establishment") a material publishing interest in Continental Europe with local partners of the relevant country in Wired Magazine through any entity other than an entity incorporated or resident in the United States of America ("Wired Europe"), then Wired Ventures will promptly notify the Guardian, and Wired Ventures will seek an investment from the Guardian in Wired Europe on terms and in an amount acceptable to Wired Ventures. Wired Europe shall not offer an investment opportunity to a UK newspaper publisher without offering the Guardian the opportunity to invest on the same terms. If any investment of the type described in this clause 18.12.2 is made, the aggregate amount of all such Investment will not exceed(pound sterling)l,000,000 (unless the Guardian and Wired Ventures agree otherwise).

         18.12.3 In the event that Wired Ventures makes an Offer the Guardian may accept the Offer in full within 30 days of receipt thereof, failing which the Offer will be deemed rejected.

         18.12.4 The provisions of this clause 18.12 shall have effect from Completion and shall terminate upon the earlier of 22 July 1998 and retirement of the Loan Note.

         18.13 Wired Ventures agrees to indemnify Guardian Investments against any costs or liabilities including by way of taxation, wherever arising) Guardian Investments or any other member of the Guardian Group may incur as a result of it being the Company, rather than Wired Investments which acquires the Company Share from Guardian Investments. (The "Company Share" is the one Share acquired by the Company from Guardian Investments under the Agreement).

         18.14 The Company and Wired Investments agree that, should any member of the Guardian Group be able and wish in the future to submit a claim for group relief in respect of Guardian Investments' 50% investment in the Company (a "Claim"), the Company and Wired Investments will give all necessary co-operation to such member by way of provision of relevant information and signing of any requisite consent in respect of any such Claim in respect of the 50% investment Provided that:

                  (a) the Guardian will procure that the relevant member of the Guardian Group withdraws any Claim to the extent that it has not been unconditionally greed by the Inland Revenue by 31 December 1996 and that the members of the Guardian Group will not make any Claims after that date:

                  (b) the Guardian will promptly pay in cash to the Company 80% of the amount of any successful Claim net of reasonable third party expenses




                                       17.

                           (whether the benefit of the Claim is provided to the Guardian in cash or by tax credit or otherwise).

19.    DEFINITIONS

         19.1 In the letter of agreement:-

         "AGREED FORM" means in the form initialled on behalf of Wired Investments and the Guardian;

         "ENCUMBRANCE" means a mortgage, charge, pledge, lien, option, restriction, right of first refusal. right of pre-emption (other than as contained in the articles of association of the Company or the Shareholders Agreement), third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer and retention arrangement) having similar effect;

         an "EXCLUDED MATTER" is any liability incurred by Louis Rossetto, Jane Metcalfe, Ian Stewart or John Plunkett or any other Wired US Person on behalf of the Company without the knowledge of either the Guardian or Guardian Investments;

         "GUARANTEE" means the guarantee in the agreed form to be given by Wired Ventures in favor of the Guardian;

         the "GUARDIAN COVENANTS" means the covenants in clauses 4.1, 9, 10.1, 11, 12.1 and 18.7.

         the "GUARDIAN GROUP" means the Guardian and its group undertakings from time to time (as defined by section 259 of the Companies Act 1985) excluding for the avoidance of doubt the Company and Wired Limited;

         "INVESTORS OFFER" means an offer to local partners of the relevant country in Wired Europe in relation to the same Establishment as the relevant Offer which is accepted by some or all of the proposed local partners;

         "LETTER OF OPINION" means the letter of opinion to the Guardian in the agreed form to be given by Cooley Godward;

         "JOINT VENTURE" means the transactions contemplated by the Shareholders Agreement;

         "LOAN NOTE" means the (pound sterling)1,000,000 loan note to be issued by the Company in favor of the Guardian in the agreed form;

         "NON PARI PASSU OFFER" means an Offer other than a Pari Passu Offer;




                                       18.

         "OFFER" means an offer to the Guardian to purchase securities in relation to an Establishment;

         "PARI PASSU OFFER" means an Offer on terms which are pari passu in all material respects with an Investors Offer. For the avoidance of doubt, if different Investors Offers are made to local partners of the relevant country in relation to the same Establishment, "pari passu" for these purposes means pari passu with the most favorable such Investors Offer or, if there are acceptances of relevant Investors Offers in different amounts, pari passu with the Investors Offer the accepted amount of which is closest to the amount in respect of which the Offer is accepted unless the closest amount is less than (pound sterling)200.000 in which case it means pari passu with the closest amount above the amount in respect of which the Offer is accepted;

         "PURCHASERS" means Wired Investments, Wired New York and the Company;

         "SHARES" means the 50 "A" shares in the Company registered in the name of Guardian Investments;

         "WIRED BALANCE SHEET" means the balance sheet of Wired Ventures, notes in respect thereof and auditors report in respect thereof in the agreed form;

         "WIRED CORPORATE STRUCTURE" means the structure chart in the agreed form;

         the "WIRED COVENANTS" means the covenants in clause 18.9;

         "WIRED US PERSON" means any person who at the relevant time was an employee or officer of Wired Holdings, Inc., Wired USA Ltd., Wired Ventures, HotWired L.L.C., Wired New York or Wired Investments or any person acting on their instructions.

20.    NOTICES

         20.1 A notice under or in connection with this Agreement shall be in writing and shall be delivered personally of sent by fax or courier service to the party due to receive the notice, at its address set out in this Agreement or another address specified by that party by written notice to the others.

         20.2 In the absence of evidence of earlier receipt, a notice or other communication is deemed given:

         20.2.1 if delivered personally, when left at the address referred to below;

         20.2.2   if sent by courier service, two days after dispatch;

         20.2.3 if sent by fax, at 9.30 am (local time of the recipient) on the next business day (in the location of the recipient) following completion of its transmission.




                                       19.

21.    GOVERNING LAW, JURISDICTION

         21.1 This Agreement is governed by, and shall be construed in accordance with, English law.

         21.2 The parties irrevocably submit to the non-exclusive jurisdiction of the courts of England to hear and decide any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (respectively, "Proceedings" and "Disputes").

         21.3 Process by which any Proceedings are begun in England may be served on Wired Ventures, Wired Investments and/or Wired New York by being delivered to the Company at the Premises while the Company is still in occupation of the Premises and thereafter at the registered office of the Company from time to time in each case marked for the attention of the chief executive in accordance with clause 20. Nothing contained in this clause 21.3 affects the right to serve process in another manner permitted by law.

22.      COUNTERPARTS

         22.1 This Agreement may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

         /s/ JIM MARKWICK                   /s/ JANE METCALFE

         GUARDIAN MEDIA GROUP PLC           WIRED VENTURES, LTD.
         (registered no. 00094531)          ("Wired Ventures")
         ("the Guardian")                   a California limited partnership
         164 Deansgate                      520 Third Street
         Manchester                         San Francisco
         M60 2RR                            California
         England                            USA
                                            94107-1427

         fax:     0161 832 0155
                                            fax:    415 222 6229
                                            by Wired Holdings. Inc.
                                            its general partner




                                       20.

         /s/ PAUL J NAISMITH                    /s/ JANE METCALFE

         Karadean Limited                       Wired World L.L.C.
         (registered no. 2922019)               ("Wired Investments")
         ("Guardian Investments")               a Delaware limited liability
         164 Deansgate                          company
         Manchester                             520 Third Street
         M60 2RR                                San Francisco
         England                                California, USA
                                                94107

         fax: 0161 832 0155                     fax:     415 222 6229

         /s/ PAUL J NAISMITH                    /s/ JANE METCALFE,
                                                /s/ PAUL NAISMITH

         Guardian Magazines Limited             Executed as a Deed by Wired UK
         (registered no. 02830739)              (registered no. 2972399)
         ("GML")                                (the "Company")
         164 Deansgate                          520 Third Street
         Manchester                             San Francisco
         M60 2RR                                California, USA
         England                                94107

         fax: 0171 837 0651                     fax:     415 222 6229

         /s/ PAUL J NAISMITH                    /s/ JANE METCALFE

         Guardian Newspapers Limited            Wired New York
         (registered no. 00908396)              ("Wired New York")
         ("GNL")                                520 Third Street
         164 Deansgate                          San Francisco
         Manchester                             California, USA
         M60 2RR                                94107
         England

         fax: 0171 837 0651                     fax:     415 222 6229








                                       21.

                                                                  CONFORMED COPY

                                    WIRED UK
                (Incorporated in England with unlimited liability
                           registered number 2972399)

Issue Date:      22 July 1995  Issue Price:  Tranche A:(pound sterling)350,000
Repayment Date:  22 July 1998                Tranche B:(pound sterling)650.000
                                             Total   (pound sterling)1,000,000

1. For value received, Wired UK ("THE COMPANY") promises to pay Guardian Media Group plc (registered number 00094531) ("THE NOTEHOLDER") the sum of one million pounds sterling ((pound sterling)1,000,000) in accordance with this Loan Note. This Loan Note is issued in two tranches - Tranche A in the sum of (pound sterling)350,000 and Tranche B in the sum of (pound sterling)650,000, totaling (pound sterling)1,000,000. Both Tranche A and Tranche B rank pari passu in all respects and all rights or obligations in respect of this Loan Note will apply pro rata to the two tranches.

2.1 If any Principal Sum, is outstanding on the Repayment Date, the Company shall repay the Principal Sum on the Repayment Date, but no interest shall be payable.

2.2 (a) In the event that the Company fails to publish a separate September 1995 edition of the UK edition of Wired magazine ("the UK Magazine") by 8 September 1995, then the Company will within 5 business days of such date repay (pound sterling) 300,000 of the Principal Sum (without interest) and paragraphs (b) and (c) of this Clause 2.2 will not apply.

         (b) In the event that the Company fails to publish a separate October 1995 edition of the UK Magazine by 1 October 1995, the Company will within 5 business days of such date repay
                  (pound sterling)200,000 of the Principal Sum (without interest) and paragraph (c) of this Clause 2.2 will not apply.

         (c) In the event that the Company fails to publish a separate November 1995 edition of the UK Magazine by 1 November 1995, the Company will within 5 business days of such date repay (pound sterling)100,000 of the Principal Sum (without interest).

2.3 The Company shall promptly repay the Principal Sum (without interest) in the event that the affairs of Wired Ventures are no longer conducted in accordance with the wishes of one or both of Jane Metcalfe or Louis Rossetto (each being an "Equity Partner"); or that the right to receive more than one half of the assets or one half of the income (rather than losses) of Wired Ventures vests in a person who is not an Equity Partner in Wired Ventures other than:

         (a) a company or other legal entity owned or controlled by one or both of Jane Metcalfe or Louis Rossetto; or




                                       1.

         (b) a trust of which Jane Metcalfe or Louis Rossetto is or may be within the contemplated class of beneficiaries or is the settlor.

2.4 In the event that, prior to the Repayment Date, the Noteholder purchases securities of Wired Europe (as defined in the letter of agreement described in clause 4 hereof) the Company shall simultaneously repay (without interest) the Principal Sum or such lesser amount as may equal the amount of such investment. The parties acknowledge that the Company will not be a party to or a participant in the negotiations regarding any such transaction.

2.5 In the event that, prior to the Repayment Date, Wired Ventures makes a Pari Passu Offer (as defined in the letter of agreement described in clause 4 hereof) which is rejected, the Company shall promptly repay the Principal Sum or such lesser amount as may equal the amount of investment offered pursuant to such Pari Passu Offer, together with interest payable in accordance with clause 2.7 hereof.. The parties acknowledge that any decision whether to make a Pari Passu Offer will be made by Wired Ventures in its sole discretion, and the Company will not participate in any way in any such decision.

2.6 In the event that, prior to the Repayment Date, Wired Ventures makes a Non Pari Passu Offer (as defined in the letter of agreement described in clause 4 hereof) which is rejected, the Company shall promptly repay the Principal Sum or such lesser amount as may equal the amount of investment offered pursuant to such Non Pari Passu Offer, together with interest payable in accordance with clause 2.7 hereof unless the Noteholder elects not to accept prepayment by notice in writing within 30 days of receipt of the Non Pari Passu Offer. The parties acknowledge that any decision whether to make a Non Pari Passu Offer will be made by Wired Ventures in its sole discretion, and the Company will not participate in any way in any such decision.

2.7 Interest payable under clauses 2.5 or 2.6 hereof shall accrue from (and including) the Issue Date to (and excluding) the date of repayment at the rate of 5% per annum (compounded with annual rests on each anniversary of the Issue Date) and shall be payable after deduction of tax (if applicable).

2.8 The "Principal Sum" means the principal amount (if any) owing from time to time under this Loan Note.

3.1 Wired Ventures irrevocably and unconditionally guarantees to the Noteholder the due and punctual payment by the Company of all principal and interest payable in respect of this Loan Note. If at any time the Company has failed to pay any sum due to the Noteholder in respect of the Loan Note, Wired Ventures shall pay such sum to the Noteholder on demand. Wired Venture's obligations under this clause 3.1 are primary obligations and not those of a surety. If an obligation of the Company is void, voidable or unenforceable for any reason, Wired Ventures' obligations under this clause 3.1 are unaffected and Wired Ventures shall perform the obligations of the Company as if it were primarily liable for such performance.




                                       2.

3.2 Wired Ventures' obligations under clause 3. l hereof are continuing obligations and are not satisfied, discharged or affected by an intermediate partial payment or settlement of account by or a change in the constitution or control of, or the insolvency of, or bankruptcy, winding up or analogous proceedings relating to, the Company.

3.3 The liability of Wired Ventures under clause 3.1 hereof is not affected by an arrangement which the Noteholder may make with the Company or with another person which (but for this clause 3.3) might operate to diminish or discharge the liability of or otherwise provide a defence to a surety.

3.4 The Noteholder may at any time as it thinks fit without reference to Wired Ventures grant a later time for payment or grant another indulgence or agree to an amendment, variation, waiver or release in respect of an obligation of the Company under this Loan Note but nothing in this clause 3.4 affects the liability of Wired Ventures under clause 3.1 hereof which shall still pay in full.

3.5 So long as the Company remains under an actual or contingent obligation to pay any principal or interest in respect of the Loan Note, Wired Ventures shall not exercise a right which it may at any time have by reason of the performance of its obligations under clause 3.1 to be indemnified by the Company, or to take the benefit (in whole or in part and by way of subrogation or otherwise) of any of the Noteholder's rights under this Loan Note or in respect of the Loan Note.

3.6 The liability of Wired Ventures under clause 3.1 is not affected by the avoidance of any assurance or payment or any release, settlement or discharge which is given or made on the faith of any assurance or payment, in either case under an enactment relating to bankruptcy or insolvency of the Company or Wired Ventures.

3.7 The guarantee in this clause 3 operates in addition to the guaranty being given on today's date by Wired Ventures to the Noteholder in a document governed by the laws of the State of California Provided Always that the Noteholder may not recover twice in respect of the same liability nor shall Wired Ventures be obliged to pay in total more than the amount of all principal and interest payable in respect of this Loan Note.

4. The provisions of clauses 16, 18.2, 20, 21 and 22 of the letter of agreement of today's date between the Company, Wired Ventures, the Noteholder, Wired World L.L.C., Wired New York Ltd., Karadean Limited, Guardian Magazines Limited and Guardian Newspapers Limited apply to this Loan Note mutatis mutandis.

5. "Wired Ventures" means Wired Ventures Ltd, a California limited partnership.

6. Neither the Company nor Wired Ventures shall have any right to set off any liability or debt owed or alleged to be owed to either of them by the Noteholder against any liability to the Noteholder under this Loan Note.




                                       3.

7. If the Company defaults in the payment of any sum due and payable under this Loan Note on the due date, the Company shall pay default interest on such sum (or, as the case may be, the amount thereof for the time being due and unpaid) to the Noteholder from the due date to (and including) the date of actual payment calculated at the rate per annum being the aggregate of 10% per annum and the base rate of National Westminster Bank plc from time to time. Such default interest will be paid after deduction of tax (if applicable).

8.1 The benefit of this Loan Note may be assigned from time to time to any member of the Guardian Group Provided that if a Noteholder ceases to be a member of the Guardian Group it shall promptly assign the benefit of this Loan Note to an entity which is a member of the Guardian Group pending which the rights of the Noteholder hereunder (other than this right of assignment) shall be suspended. For the avoidance of doubt, the `Noteholder' is deemed to mean the lawful holder of this Loan Note from time to time.

8.2 Subject as provided in clause 8.l hereof, a party may not assign or transfer or purport to assign or transfer a right or obligation under this Loan Note without first having obtained the consent of the other parties hereto, such consent not to be unreasonably withheld or delayed.

Executed as a deed and delivered by the Company, Wired Ventures and the Noteholder on the Issue Date.




                                       4.

         Executed as a deed by        )
         WIRED UK                     )

         /s/ JANE METCALFE                     Signature

         JANE METCALFE                         Name of director

         /s/ PAUL NAISMITH                     Signature of director

         PAUL NAISMITH                         Name of director/secretary

         Executed as a deed by        )
         WIRED VENTURES, LTD by       )
         WIRED HOLDINGS, INC. its     )
         general partner              )

         /s/ JANE METCALFE                     Signature
         JANE METCALFE                         Name

         Signed for and on behalf of  )
         GUARDIAN MEDIA GROUP PLC     )

         /s/ JIM MARKWICK                      Signature

         JAMES MARKWICK                        Name of director




                                       5.

                                    GUARANTY

         This continuing GUARANTY ("Guaranty") is entered into as of July 22, 1995, by WIRED VENTURES, LTD., a California limited partnership ("Guarantor"), in favor of GUARDIAN MEDIA GROUP PLC, an English company ("Note Holder").

                                    RECITALS

         A. Concurrently herewith, Note Holder, Guarantor and WIRED UK, incorporated under the laws of England with unlimited liability ("Borrower"), are entering into that certain Loan Note dated July 22, 1995, (the "Loan Note"), pursuant to which Note Holder has agreed to extend certain financial accommodations to Borrower, subject to the terms and conditions set forth therein and that certain Letter of Agreement dated July 22, 1995 by and among Guarantor, Note Holder, Borrower, Guardian Magazines Limited, Karadean Limited, Guardian Newspapers Limited, Wired World L.L.C. and Wired New York (the "Letter Agreement").

         B. In consideration of the agreement of Note Holder to enter into the Loan Note and provide the financial accommodations thereunder, Guarantor is willing to guarantee the full payment and performance by Borrower of all of its obligations thereunder, all as further set forth herein.

         C. Guarantor is or will be, whether directly or through one or more intermediary companies, the parent company of Borrower.

         D. Guarantor will obtain substantial direct and indirect benefit from the Loan Note.

                                    AGREEMENT

         NOW, THEREFORE, in order to induce Note Holder to execute the Loan Note, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, Guarantor hereby represents, warrants, covenants and agrees as follows:

         SECTION 1. DEFINITIONS. All capitalized terms used but not defined herein shall have the meanings given to them in the Loan Note.

         SECTION 2. GUARANTY.

                  2.1 UNCONDITIONAL GUARANTEE OF PAYMENT. In consideration of the foregoing, Guarantor hereby irrevocably, absolutely and unconditionally guarantees to Note Holder the prompt and complete payment when due (whether at stated maturity, by acceleration or otherwise) of all indebtedness of Borrower to Note Holder created under the Loan Note (all such indebtedness being the "Liabilities"), together with the prompt payment of all expenses,




                                       1.

including, without limitation, reasonable attorneys' fees, and costs incurred by Note Holder incidental to the collection of the Liabilities. The term "indebtedness" is used herein in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether recovery upon such indebtedness may be or hereafter become unenforceable. (The Liabilities and all other obligations and covenants to be performed by Guarantor under this Guaranty shall hereinafter be collectively referred to as the "Guaranty Obligations.")

                  2.2 EXPENSES. Guarantor agrees to pay all expenses, including, without limitation, reasonable attorneys' fees, and costs incurred by Note Holder in connection with the enforcement of Note Holder's rights under this Guaranty.

                  2.3 JOINT AND SEVERAL LIABILITY. If any other person in addition to Guarantor shall guarantee the payment of all or any part of the Liabilities, all guarantors and their respective successors and assigns shall be jointly and severally bound by the terms of this Guaranty and any other guaranty of the Liabilities, notwithstanding any relationship or contract of co-obligation by or among such guarantors. Note Holder's enforcement of the Guaranty Obligations is not conditioned upon Note Holder's obtaining from any other person a guaranty of all or any part of the Liabilities.

         SECTION 3. PAYMENTS. All payments to be made by Guarantor to Note Holder hereunder shall be made in lawful money of England, in immediately available funds, addressed to Note Holder at 164 Deansgate, Manchester, M60 2RR England (or such other address as Note Holder may hereafter specify to the Guarantor), on the date due, and shall be accompanied by a notice from Guarantor stating that such payments are made under this Guaranty.

         SECTION 4.  REPRESENTATIONS AND WARRANTIES.

                  Guarantor hereby represents and warrants to Note Holder that:

                  (a) Guarantor (i) is a limited partnership duly organized, validly existing and in good standing under the laws of the State of California;
(ii) is duly qualified to do business and is in good standing in every jurisdiction where the nature of its business requires it to be so qualified (except where the failure to so qualify would not have a material adverse effect on the Guarantor's condition, financial or otherwise, or on Guarantor's ability to pay or perform the Guaranty Obligations); and (iii) has all requisite power and authority to execute and deliver this Guaranty and each other document executed and delivered by Guarantor pursuant to the Loan Note or this Guaranty and to perform its obligations thereunder and hereunder.

                  (b) The execution, delivery and performance by Guarantor of this Guaranty (i) are within Guarantor's powers and have been duly authorized by all necessary action; (ii) do not contravene Guarantor's partnership agreement or any law or any contractual restriction




                                       2.

binding on or affecting Guarantor or by which Guarantor's property may be affected; (iii) do not require any authorization or approval or other action by, or any notice to or filing with, any governmental authority or any other person under any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Guarantor is a party or by which Guarantor or any of its property is bound except such as have been obtained or made; and (iv) do not, except as contemplated by the Loan Note or this Guaranty, result in the imposition or creation of any lien upon the property of Guarantor.

                  (c) This Guaranty constitutes the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally.

                  (d) There is no action, suit or proceeding affecting Guarantor pending or threatened before any court, arbitrator, or governmental authority, domestic or foreign, which may have a material adverse effect on the ability of Guarantor to perform its obligations under this Guaranty.

                  (e) The Guaranty Obligations are not subject to any offset or defense against Note Holder or Borrower of any kind.

                  (f) The incurrence of the Guarantor's obligations under this Guaranty will not cause the Guarantor to (i) become insolvent; (ii) be left with unreasonably small capital for any business or transaction in which Guarantor is presently engaged or plans to be engaged; or (iii) be unable to pay its debts as such debts mature.

                  (g) Guarantor covenants, warrants, and represents to Note Holder that all representations and warranties contained in this Guaranty shall be true at the time of Guarantor's execution of this Guaranty, and shall continue to be true until the Guaranty Obligations have been paid and performed in full. Guarantor expressly agrees that any misrepresentation or breach of any warranty whatsoever contained in this Guaranty shall be deemed material.

         SECTION 5. ABSOLUTE GUARANTY. Guarantor agrees that the liability hereunder shall be the immediate, direct, and primary obligation of Guarantor and shall not be contingent upon Note Holder's exercise or enforcement of any remedy it may have against Borrower or any other person or against any security for the Guaranty Obligations. Without limiting the generality of the foregoing, the Guaranty Obligations shall remain in full force and effect without regard to and shall not be impaired or affected by, nor shall Guarantor be exonerated or discharged by, any of the following events:

                  (a) Insolvency, bankruptcy, reorganization, arrangement, adjustment, composition, assignment for the benefit of creditors, death, liquidation, winding up or dissolution of Borrower, Guarantor or any other guarantor of the Liabilities;




                                       3.

                  (b) Any limitation, discharge, or cessation of the liability of Borrower, Guarantor or any other guarantor for the Liabilities due to any statute, regulation or rule of law, or any invalidity or unenforceability in whole or in part of the documents evidencing the Liabilities or any other guaranty of the Liabilities;

                  (c) Any merger, acquisition, consolidation or change in structure of Borrower, Guarantor or any other guarantor of the Liabilities or any sale, lease, transfer or other disposition of any or all of the assets or shares of Borrower, Guarantor or any other guarantor of the Liabilities;

                  (d) Any assignment or other transfer, in whole or in part, of Note Holder's interests in and rights under this Guaranty or the Loan Note, including, without limitation, Note Holder's right to receive payment of the Liabilities or the Guaranty Obligations, as the case may be;

                  (e) Any claim, defense, counterclaim or setoff, other than that of prior performance, that Borrower, Guarantor or any other guarantor of the Liabilities may have or assert, including, but not limited to, any defense of incapacity or lack of corporate or other authority to execute any documents relating to the Liabilities, the Guaranty Obligations or any collateral securing the Guaranty Obligations;

                  (f) Note Holder's amendment, modification, renewal, extension, cancellation or surrender of any agreement, document or instrument relating to the Loan Note, the Liabilities or the Guaranty Obligations;

                  (g) Note Holder's exercise or nonexercise of any power, right or remedy with respect to the Liabilities, the Guaranty Obligations, including, but not limited to, Note Holder's compromise, release, settlement or waiver with or of Borrower, Guarantor or any other person;

                  (h) Note Holder's vote, claim, distribution, election, acceptance, action or inaction in any bankruptcy case related to the Liabilities or the Guaranty Obligations; and

                  (i) Any impairment or invalidity of any collateral or any collateral securing the Guaranty Obligations or any failure to perfect any of Note Holder's Liens thereon or therein.

         SECTION 6. DUE DILIGENCE. Guarantor acknowledges that it has, independently of and without reliance on Note Holder, made its own credit analysis of Borrower, performed its own legal review of this Guaranty, the Loan Note and all related documents and is not relying on Note Holder with respect to any of the aforesaid items. Guarantor has established adequate means of obtaining from Borrower on a continuing basis financial and other information pertaining to Borrower's financial condition. Guarantor agrees to keep adequately informed from such means of any facts, events or circumstances which might in any way affect Guarantor's risks hereunder, and Guarantor further agrees that Note Holder shall have no




                                       4.

obligation to disclose to Guarantor information or material with respect to Borrower acquired in the course of Note Holder's relationship with Borrower.

         SECTION 7. TOLLING OF STATUTE OF LIMITATIONS. Guarantor agrees that any payment or performance of any of the Liabilities or other acts which tolls any statute of limitations applicable to the Liabilities shall also toll the statute of limitations applicable to Guarantor's liability under this Guaranty.

         SECTION 8. WAIVERS.

                  8.1 GENERAL WAIVERS. Guarantor hereby expressly waives (a) diligence, presentment, demand for payment, protest, benefit of any statute of limitations affecting Borrower's liability under the Loan Note or the enforcement of this Guaranty; (b) discharge due to any disability of Borrower;
(c) any defenses of Borrower to obligations under the Loan Note not arising under the express terms of the Loan Note or from a material breach thereof by Note Holder which under applicable law has the effect of discharging Borrower from the Liabilities as to which this Guaranty is sought to be enforced; (d) the benefit of any act or omission by Note Holder which directly or indirectly results in or aids the discharge of Borrower from any of the Liabilities by operation of law or otherwise; (e) all notices whatsoever, including, without limitation, notice of acceptance of this Guaranty and the incurring of the Liabilities; and (f) any requirement that Note Holder exhaust any right, power or remedy or proceed against Borrower or any other security for, or any other guarantor of, or any other party liable for, any of the Liabilities, or any portion thereof. Guarantor specifically agrees that it shall not be necessary or required, and Guarantor shall not be entitled to require, that Note Holder (i) file suit or proceed to assert or obtain a claim for personal judgment against Borrower, for all or any part of the Liabilities; (ii) make any effort at collection or enforcement of all or any part of the Liabilities from the Borrower; (iii) foreclose against or seek to realize upon any security now or hereafter existing for all or any part of the Liabilities; (iv) file suit or proceed to obtain or assert a claim for personal judgment against Guarantor or any other guarantor or other party liable for all or any part of the Liabilities; (v) exercise or assert any other right or remedy to which Note Holder is or may be entitled in connection with the Liabilities or any security or guaranty relating thereto to assert; or (vi) file any claim against assets of Borrower before or as a condition of enforcing the liability of Guarantor under this Guaranty. Without limiting the generality of the foregoing, Guarantor expressly waives the benefit of California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899 and 1432.

         SECTION 9. CONTINUING GUARANTY. This Guaranty shall be a continuing guaranty and shall remain in effect until the Liabilities have been paid in full. Any other guarantors of all or any part of the Liabilities may be released without affecting the liability of Guarantor hereunder.

         SECTION 10. REINSTATEMENT. Notwithstanding any provision of the Loan Note to the contrary, the liability of Guarantor hereunder shall be reinstated and revived and the rights of Note Holder shall continue if and to the extent that for any reason any payment by or on behalf




                                       5.

of Borrower is rescinded or must be otherwise restored by Note Holder, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid. The determination as to whether any such payment must be rescinded or restored shall be made by Note Holder in its sole discretion; provided, however, that if Note Holder chooses to contest any such matter at the request of Guarantor, Guarantor agrees to indemnify and hold harmless Note Holder from all costs and expenses (including, without limitation, reasonable attorneys' fees) of such litigation. To the extent any payment is rescinded or restored, the Liabilities shall be revived in full force and effect without reduction or discharge for that payment.

         SECTION 11.  EVENTS OF DEFAULT.

                  11.1 EVENT OF DEFAULT. The occurrence of any one or more of the following events shall constitute an "Event of Default":

                           (a) The occurrence of a default under or as defined
in the Loan Note; or

                           (b) Any representation of warranty made by Guarantor
to Note Holder in this Guaranty, or in any statement, report, financial statement or certificate delivered by Guarantor to Note Holder is not true and correct or is misleading, in any material respect, when made or delivered; or

                           (c) The commencement by Guarantor of a voluntary case
under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or similar law; or the consent by Guarantor to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, agent or other similar official for Guarantor for any substantial part of its property; or the making by Guarantor of any assignment for the benefit of creditors; or any case or proceeding is commenced by Guarantor for its dissolution, liquidation or termination; or the taking of any action by or on behalf of Guarantor in furtherance of any of the foregoing; or

                           (d) The filing of a petition with a court having
jurisdiction over Guarantor to commence an involuntary case for Guarantor under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or similar law; or the appointment of a receiver, liquidator, assignee, custodian, trustee, agent, sequestrator or other similar official for Guarantor or for any substantial part of its property; or any substantial part of Guarantor's property is subject to any levy, execution, attachment, garnishment or temporary protective order; or the ordering of the dissolution, liquidation or winding up of Guarantor's affairs and the failure to obtain the dismissal of such petition or appointment or the continuance of such decree or order unstayed and in effect for or within a period of sixty (60) days from the date of such filing, appointment, or entry of such order or decree.




                                       6.

                  11.2 ACCELERATION OF THE LIABILITIES. Upon and after an Event of Default hereunder, then all or any part of the Liabilities may, at the option of Note Holder and without demand, notice, or legal process of any kind, be declared, and immediately shall become, due and payable.

         SECTION 12. NO WAIVER; AMENDMENTS. No failure on the part of Note Holder to exercise, no delay in exercising and no course of dealing with respect to, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. This Guaranty may not be amended or modified except by written agreement between Guarantor and Note Holder, and no consent or waiver hereunder shall be valid unless in writing and signed by Note Holder.

         SECTION 13. COMPROMISE AND SETTLEMENT. No compromise, settlement, release, renewal, extension, indulgence, change in, waiver or modification of any of the Liabilities or the release of Guarantor or discharge of Borrower or Guarantor from the performance of any of the Liabilities shall release or discharge Guarantor from this Guaranty.

         SECTION 14. NOTICE. Note Holder shall provide Guarantor with a copy of any notice of default to Borrower as provided under the Loan Note; provided, however, that the failure of Note Holder to provide such notice to Guarantor will not exonerate Guarantor of any obligations under this Guaranty. Except as otherwise provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be delivered in person, with receipt acknowledged, or sent by telex, telecopy, computer transmission or by United States mail, registered or certified, return receipt requested, postage prepaid and addressed as follows:

         If to Guarantor:           Wired Ventures, Ltd.
                                    520 Third Street
                                    San Francisco, California 94107-1427
                                    USA
                                    Attention: Jane Metcalfe
                                    Telephone: +1 415 222 6200
                                    Facsimile: +1 415 222 6229

         with copies to:            Cooley Godward Castro
                                    Huddleson & Tatum
                                    One Maritime Plaza, 20th Floor
                                    San Francisco, California 94111
                                    USA
                                    Attention: Kenneth L. Guernsey
                                    Telephone: +1 415 693 2000
                                    Facsimile: +1 415 951 3699




                                       7.

         If to Note Holder:         Guardian Media Group plc
                                    164 Deansgate
                                    Manchester
                                    M60 2RR
                                    ENGLAND
                                    Telephone:       +44 161 832 7200
                                    Facsimile:       +44 161 832 0155

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, or three (3) business days after the same shall have been deposited in the United States mail.

         SECTION 15. ENTIRE AGREEMENT. This Guaranty, the Loan Note and the Letter Agreement constitute and contain the entire agreement of the parties and supersede any and all prior and contemporaneous agreements, negotiations, correspondence, understandings and communications between Guarantor and Note Holder, whether written or oral, respecting the subject matter hereof.

         SECTION 16. SEVERABILITY. If any provision of this Guaranty is held to be unenforceable under applicable law for any reason, it shall be adjusted, if possible, rather than voided in order to achieve the intent of Guarantor and Note Holder to the extent possible. In any event, all other provisions of this Guaranty shall be deemed valid and enforceable to the full extent possible under applicable law.

         SECTION 17. SUBORDINATION OF INDEBTEDNESS. Any indebtedness or other obligation of Borrower now or hereafter held by or owing to Guarantor is hereby subordinated in time and right of payment to all obligations of Borrower to Note Holder, except as such indebtedness or other obligation is permitted to be paid under the Loan Note; and such indebtedness of Borrower to Guarantor is assigned to Note Holder as security for this Guaranty, and if Note Holder so requests shall be collected, enforced and received by Guarantor in trust for Note Holder and to be paid over to Note Holder on account of the Liabilities of Borrower to Note Holder, but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty. Any notes now or hereafter evidencing such indebtedness of Borrower to Guarantor shall be marked with a legend that the same are subject to this Guaranty and shall be delivered to Note Holder. Guarantor shall, and Note Holder is hereby authorized to, in the name of Guarantor from time to time, execute and file financing statements and continuation statements and execute such other documents and take such other action as Note Holder deem necessary or appropriate to perfect, preserve and enforce its rights hereunder.

         SECTION 18. RIGHT OF SET-OFF. Upon the occurrence and during the continuance of any Event of Default, Note Holder is hereby authorized at any time and from time to time,




                                       8.

without notice to Guarantor (any such notice being expressly waived by Guarantor), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by Note Holder or any of its affiliates to or for the credit of the account of Guarantor against the Guaranty Obligations of Guarantor to Note Holder now or hereafter existing irrespective of whether or not Note Holder shall have made any demand under this Guaranty or the Loan Note and although such obligations may be unmatured. The rights of Note Holder under this Section 18 are in addition to all other rights and remedies (including, without limitation, other rights of set-off) which Note Holder may have. Guarantor grants to Note Holder a security interest in any and all such deposits as security for satisfaction of the foregoing obligations.

         SECTION 19. INDEMNITY. In addition to and without limiting or impairing in any manner whatsoever Guarantor's other obligations under this Guaranty, Guarantor agrees to indemnify the Note Holder from and against any and all claims, losses and liabilities growing out of or resulting from this Guaranty (including, without limitation, enforcement of this Guaranty), except claims, losses or liabilities resulting from such person's gross negligence or willful misconduct.

         SECTION 20. GOVERNING LAW. This Guaranty shall be binding upon and inure to the benefit of Guarantor and Note Holder and their respective successors and assigns, except that Guarantor shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Note Holder. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of California.

         SECTION 21. WAIVER OF SPECIFIC RIGHTS. GUARANTOR HEREBY IRREVOCABLY WAIVES AND RELEASES:

                  (a) ANY AND ALL RIGHTS IT MAY HAVE AT ANY TIME (WHETHER ARISING DIRECTLY OR INDIRECTLY, BY OPERATION OF LAW, CONTRACT OR OTHERWISE) TO REQUIRE THE MARSHALING OF ANY ASSETS OF BORROWER, WHICH RIGHT OF MARSHALING MIGHT OTHERWISE ARISE FROM ANY SUCH PAYMENTS MADE OR OBLIGATIONS PERFORMED;

                  (b) ANY AND ALL RIGHTS THAT WOULD RESULT IN GUARANTOR BEING DEEMED A "CREDITOR" UNDER THE UNITED STATES BANKRUPTCY CODE OF BORROWER OR ANY OTHER PERSON, ON ACCOUNT OF PAYMENTS MADE OR OBLIGATIONS PERFORMED BY GUARANTOR; AND

                  (c) ANY CLAIM, RIGHT OR REMEDY WHICH GUARANTOR MAY NOW HAVE OR HEREAFTER ACQUIRE AGAINST BORROWER THAT ARISES HEREUNDER AND/OR FROM THE PERFORMANCE BY GUARANTOR HEREUNDER INCLUDING, WITHOUT LIMITATION, ANY CLAIM, REMEDY OR RIGHT OF SUBROGATION, REIMBURSEMENT, EXONERATION, CONTRIBUTION, INDEMNIFICATION, OR PARTICIPATION IN ANY CLAIM, RIGHT OR REMEDY OF




                                       9.

NOTE HOLDER AGAINST BORROWER OR ANY COLLATERAL SECURITY WHICH THE NOTE HOLDER MAY NOW HAVE OR MAY HEREAFTER ACQUIRE, WHETHER OR NOT SUCH CLAIM, RIGHT OR REMEDY ARISES IN EQUITY, UNDER CONTRACT, BY STATUTE, UNDER COMMON LAW OR OTHERWISE.

                  IN WITNESS WHEREOF, Guarantor has executed and delivered this Guaranty as of the date first written above.

GUARANTOR:                               WIRED VENTURES, LTD.,
                                         a California limited partnership
                                         By:      Wired Holdings, Inc.,
                                                  its general partner

                                         By: /s/ JANE METCALFE
                                             -------------------------
                                         Printed Name: Jane Metcalfe
                                                       ---------------
                                         Title:          President
                                                ----------------------


Accepted and Acknowledged by:
GUARDIAN MEDIA GROUP PLC

By: /s/ JIM MARKWICK
    -----------------------------
Printed Name: Jim Markwick
              -------------------
Title:          Director
       --------------------------



                                       10.